UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2016

Journal Media Group, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-36879	47-1939596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 West State Street, Milwaukee, Wisconsin 53203

(Address of principal executive offices, including zip code)

(414) 224-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.             Submission of Matters to a Vote of Security Holders.

On March 1, 2016, Journal Media Group, Inc. (the “Company”) held a special meeting of shareholders (the “Special Meeting”).  At the Special Meeting, the Company’s shareholders voted on the following matters:

(a)                                 a proposal to approve the Agreement and Plan of Merger, dated as of October 7, 2015 (the “Merger Agreement”), by and among the Company, Gannett Co., Inc. (“Gannett”) and Jupiter Merger Sub, Inc., a wholly owned subsidiary of Gannett, which provides for the merger of Jupiter Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Gannett and the conversion of each share of Company common stock, other than shares held in the treasury of the Company or shares owned by Gannett or any direct or indirect wholly owned subsidiary of Gannett (including Jupiter Merger Sub) or the Company, into the right to receive $12.00 in cash, without interest and less any applicable withholding taxes, and to approve the merger contemplated by the Merger Agreement (the “Merger Proposal”); and

(b)                                 a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

As of the January 21, 2016 record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting, 24,407,533 shares of the Company’s common stock were outstanding and eligible to vote.  Approximately 76.75% of all votes were represented at the Special Meeting in person or by proxy.

Merger Proposal

The shareholders approved the Merger Proposal by the following final votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,382,231	1,332,514	19,882	0

(71.21% of the shares outstanding on the record date)	(5.46% of the shares outstanding on the record date)	(0.08% of the shares outstanding on the record date)

Adjournment Proposal

In light of the fact that there were sufficient votes to approve the Merger Proposal, adjournment of the Special Meeting was not necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOURNAL MEDIA GROUP, INC.

Date: March 1, 2016	By:	/s/ Hillary A. Ebach
Hillary A. Ebach
Vice President, General Counsel and
Corporate Secretary